Exhibit 99.1

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean
Vice President, Investor Relations
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION

ANNOUNCES FULL-YEAR AND FOURTH QUARTER 2008 RESULTS

RADNOR, PA (BusinessWire) February 11, 2009 – Penn Virginia Corporation (NYSE: PVA) today reported financial and operational results for the three months and year ended December 31, 2008 and provided an update of full-year 2009 guidance.

Fourth Quarter and Full-Year 2008 Highlights

Fourth quarter 2008 results, with comparisons to fourth quarter 2007 results, included the following:

•

Quarterly record oil and gas production of 13.2 billion cubic feet of natural gas equivalent (Bcfe), or 143.8 million cubic feet of natural gas equivalent (MMcfe) per day, a 24 percent increase as compared to 10.7 Bcfe, or 116.1 MMcfe per day;

•	Operating cash flow, a non-GAAP (generally accepted accounting principles) measure, of $95.7 million as compared to $76.3 million;

•	Net income of $0.3 million, or $0.01 per diluted share, as compared to $5.4 million, or $0.14 per diluted share;

•

Adjusted net loss, a non-GAAP measure which excludes the effects of the non-cash change in derivatives fair value and impairments that affect comparability to the prior year period, of $0.1 million, or $0.00 per diluted share, as compared to adjusted net income of $13.0 million, or $0.33 per diluted share; and

•	Pretax charges for impairment of goodwill of $31.8 million related to PVR Midstream acquisitions and an impairment charge of $20.0 million for proved oil and gas – see “Impairment Charges”.

Full-year 2008 results, with comparisons to full-year 2007 results, included the following:

•	Record annual oil and gas production of 46.9 Bcfe, or 128.1 MMcfe per day, a 15 percent increase as compared to 40.6 Bcfe, or 111.1 MMcfe per day;

•	Record proved reserves of 916 Bcfe, a 35 percent increase as compared to 680 Bcfe;

•	Operating cash flow of $413.8 million as compared to $302.5 million;

•	Net income of $124.2 million, or $2.95 per diluted share, as compared to $50.8 million, or $1.32 per diluted share; and

•	Adjusted net income of $108.3 million, or $2.58 per diluted share, as compared to $72.2 million, or $1.88 per diluted share.

Reconciliations of non-GAAP financial measures to GAAP-based measures appear in the financial tables later in this release.

In the fourth quarter of 2008, our operating loss was $31.9 million, which was $77.0 million, or 171 percent, lower than the $45.1 million of operating income in the fourth quarter of 2007. Excluding $51.8 million of non-cash impairment charges during the quarter (see “Impairment Charges”), the decrease in operating income was $25.2 million. The decrease in operating income, excluding the effects of impairments, was comprised of a $23.1 million decrease in oil and gas segment operating income and a $17.6 million decrease in natural gas midstream segment (PVR Midstream) operating income, excluding the above charges, offset in part by a $12.8 million increase in operating income from the coal and natural resource management segment (PVR Coal & Natural Resource Management) and a $2.7 million decrease in corporate general and administrative (G&A) expenses.

Oil and gas segment operating income decreased by $43.1 million, including the $20.0 million impairment charge to an operating loss of $24.5 million in the fourth quarter of 2008. Excluding the impairment charge, segment operating loss was $4.5 million, or 124 percent, lower than the $18.6 million of segment operating income in the prior year quarter. This decrease was primarily due to an $13.8 million, or 26 percent, increase in operating expenses and a $17.7 million increase in exploration expense. The increase in exploration expense was due primarily to the write-off of exploratory wells deemed to be non-commercial and the expensing of leasehold costs in two areas, offset in part by an $8.2 million, or 11 percent, increase in revenue as a result of the 24 percent production increase.

Operating income for PVR Midstream decreased by $49.4 million, including the $31.8 million goodwill impairment charge, to an operating loss of $28.8 million in the fourth quarter of 2008. Excluding this charge, segment operating income was $3.0 million, 85 percent lower than the $20.6 million of segment operating income in the prior year quarter. This decrease was primarily due to a 35 percent decrease in midstream gross margin and a 62 percent increase in operating expenses, offset in part by a 75 percent increase in system throughput volumes. Operating income for PVR Coal & Natural Resource Management increased by $12.8 million, or 82 percent, to $28.4 million in the fourth quarter of 2008. Operating income for PVR Coal & Natural Resource Management increased due primarily to a 19 percent increase in lessee coal production and a 38 percent increase in average coal royalties per ton, offset in part by a 30 percent increase in operating expenses.

Operating cash flow in the fourth quarter of 2008 increased $19.4 million, or 25 percent, to $95.7 million from $76.3 million in the fourth quarter of 2007. The increase was primarily due to higher operating income, prior to depletion, depreciation and amortization (DD&A) expense and impairments, a decrease in cash paid to settle derivatives, lower cash income taxes paid and an increase in other cash flows from operating activities. These increases were partially offset by increased interest expense and decreased other income.

The decrease in adjusted net income in the fourth quarter of 2008 as compared to the fourth quarter of 2007 was primarily due to the decrease in operating income, excluding impairments, partially offset by the decrease in cash paid to settle derivatives.

The decrease in net income in the fourth quarter of 2008 as compared to the fourth quarter of 2007 was primarily due to the $77.0 million decrease in operating income, including impairments, higher interest expense, lower other income and higher minority interest, partially offset by a $76.2 million increase in derivatives income, resulting mainly from changes in the valuation of unrealized derivative positions, and lower income tax expense.

For the year ended December 31, 2008, operating cash flow was $413.8 million, as compared to $302.5 million in 2007. Operating income was $256.8 million, which includes the $51.8 million of impairments, as compared to $192.6 million in 2007. Adjusted net income was $108.3 million, which excludes the effects of the non-cash change in derivatives fair value and impairments, or $2.58 per diluted share, as compared to $72.2 million, or $1.88 per diluted share, in 2007. Net income was $124.2 million, or $2.95 per diluted share, as compared to $50.8 million, or $1.32 per diluted share.

Management Comment

A. James Dearlove, President and Chief Executive Officer of PVA, said, “We are pleased to report the growth in production and proved reserves in 2008, a year in which strong commodity price and stable financial markets deteriorated significantly by the fourth quarter. For us, the fallout from this erosion in the markets has been a reduction in planned capital expenditures in 2009, as well as additional non-cash impairment charges in our reported financial results during the fourth quarter.

“We expect proved reserve and production growth in 2009 in our oil and gas segment from a number of our core project areas, including the Lower Bossier (Haynesville) Shale in East Texas, the Granite Wash formation in the Mid-Continent region and the Selma Chalk in Mississippi. We continue to encouraged by the early results in the Lower Bossier Shale, as well as the strong results from the Granite Wash and Selma Chalk.

“As is the case with many of our peers in the oil and gas industry, we are taking a cautious approach to our capital spending plans in 2009. We have reduced our full-year 2009 capital expenditures guidance to a range of $225 to $250 million, down slightly from a $250 million capital budget, but we still anticipate year-over-year production growth of nine to 13 percent in 2009. The 2009 oil and gas capital expenditures plan is expected to be funded primarily by operating cash flows, supplemented as needed with our revolving credit facility, on which we had availability of approximately $147 million as of year-end 2008. We continue to maintain an ample inventory of drilling locations which can be exploited to facilitate production growth when market conditions improve.

“PVR Coal & Natural Resource Management continues to provide strong contributions to cash flows, as this segment continued to perform well in the fourth quarter due to 38 percent higher average coal royalties per ton and 19 percent higher lessee coal production than the prior year quarter. We expect continued strength into 2009 for which our lessees have locked in pricing for over 80 percent of their market price sensitive coal production.

“During the fourth quarter, PVR Midstream continued to increase its system throughput volumes, with record volumes 75 percent higher than the prior year quarter and seven percent higher relative to the third quarter of 2008. However, the increase in system throughput volumes in the quarter was more than offset by the impact of a dramatic slowdown in the economy, which has reduced the demand for natural gas liquids (NGLs), and the lingering impacts of hurricanes, which caused a buildup in stored NGLs that could not be processed in the latter part of 2008. General economic conditions and reduced commodity prices in 2009 are expected to continue to dampen margins from this segment, offset by expected increases in system throughput volumes. Our hedging program is expected to provide additional support for our midstream margins in 2009.

“For PVR, which has a capital structure independent of Penn Virginia Corporation, we need to have access to capital to continue the growth of our coal and midstream business segments. Access to the debt and equity capital markets continues to be difficult and we cannot predict when those markets will improve. As of the end of 2008, PVR had approximately $130 million of unused borrowing capacity under its revolving credit facility, which we believe provides adequate cushion to support PVR’s working capital needs and some modest growth opportunities.”

Oil and Gas Segment Review

Proved natural gas and oil reserves increased by 35 percent in 2008, from 680 Bcfe at December 31, 2007 to 916 Bcfe at December 31, 2008. This increase was primarily the result of successful drilling programs in East Texas, the Mid-Continent region and in Mississippi. Oil and gas production grew 15 percent from 40.6 Bcfe in 2007 to a record 46.9 Bcfe in 2008. Fourth quarter 2008 oil and gas production grew 24 percent to a record 13.2 Bcfe from 10.7 Bcfe in the fourth quarter of 2007, and was 13 percent higher than the previous quarterly record of 11.7 Bcfe in the third quarter of 2008. See PVA’s separate operational update news release dated February 6, 2009 for a more detailed discussion of full-year and fourth quarter 2008 drilling and production operations for the oil and gas segment.

During the fourth quarter of 2008, oil and gas segment operating income decreased by $43.1 million to an operating loss of $24.5 million, including a $20.0 million impairment charge. Excluding the impairment charge, the segment operating loss was $4.5 million, a decrease of $23.1 million, or 124 percent, from $18.6 million of operating income in the prior year quarter.

In the fourth quarter of 2008, total oil and gas segment expenses, excluding the impairment charge, increased by $31.5 million, or 53 percent, to $90.5 million, or $6.84 per Mcfe produced, from $59.0 million, or $5.52 per Mcfe produced, in the fourth quarter of 2007, as discussed below:

•

Fourth quarter 2008 cash operating expenses increased by $1.0 million, or four percent, to $26.4 million, or $1.99 per Mcfe produced, from $25.4 million, or $2.38 per Mcfe produced, in the fourth quarter of 2007. The overall increase in cash operating expenses was primarily due to the production increase. Decreases in cash operating expenses per unit of production as compared to the prior year quarter are discussed below:

•

Lease operating expense decreased to $1.22 per Mcfe from $1.45 per Mcfe primarily due to reduced water disposal and gathering costs in East Texas and reduced compression and downhole maintenance costs in several operating areas as compared to the prior year quarter;

•

Taxes other than income decreased to $0.29 per Mcfe from $0.43 per Mcfe primarily due to decreased severance taxes related to lower commodity prices in the fourth quarter of 2008 relative to the prior year quarter; and

•	G&A expense was flat at $0.49 per Mcfe as compared to $0.49 per Mcfe.

•	Exploration expense increased to $22.7 million in the fourth quarter of 2008, as compared to $5.0 million in the prior year quarter, primarily due to

•	approximately $8.8 million of charges for several exploratory wells in West Virginia determined to be non-commercial during the quarter; and

•	approximately $5.1 million of charges to expense leasehold acquisition costs in two plays in which we have no foreseeable drilling plans.

•

DD&A expense increased by $12.8 million, or 45 percent, to $41.4 million, or $3.13 per Mcfe, in the fourth quarter of 2008 from $28.6 million, or $2.68 per Mcfe, in the prior year quarter. The overall increase in DD&A expense was primarily due to the higher depletion rate per unit of production, a result of higher drilling costs and leasehold acquisitions, as well as the production increase.

Coal & Natural Resource Management and Natural Gas Midstream Segment Review (PVR and PVG)

Operating income for PVR Coal & Natural Resource Management increased 82 percent to $28.4 million in the fourth quarter of 2008 from $15.6 million in the prior year quarter. A weakening economy and the aftermath of hurricanes caused operating income for PVR Midstream, excluding a $31.8 million charge to goodwill, to decrease 85 percent to $3.0 million in the fourth quarter of 2008 from $20.6 million in the prior year quarter. Financial and operational results and full-year 2009 guidance for each of these segments are provided in the financial tables later in this release. In addition, operational updates for these segments are discussed in more detail in PVR’s news release dated February 11, 2009 (please visit PVR’s website, www.pvresource.com, under “For Investors” for a copy of the release).

As previously announced, on February 18, 2009, PVG will pay to unitholders of record as of February 2, 2009 a quarterly cash distribution of $0.38 per unit, or an annualized rate of $1.52 per unit, covering the period of October 1 through December 31, 2008. On an annualized basis, this represents a 19 percent increase over the annualized distribution of $1.28 per unit for the same quarter of 2007 and is unchanged from the distribution paid for the third quarter of 2008.

As a result of PVG’s distribution, PVA will receive a cash distribution of approximately $11.4 million in the first quarter of 2009, which would be approximately $45.7 million on an annualized basis.

PVG owns PVR’s general partner, including the incentive distribution rights, and is PVR’s largest limited partner unitholder. PVG derives its cash flow solely from cash distributions received from PVR. As the owner of the general partner and largest unitholder of PVG, we report our financial results on a consolidated basis with the financial results of PVG.

A conversion of the GAAP-compliant financial statements (“As reported”) to the equity method of accounting (“As adjusted”) is included in the “Conversion to Non-GAAP Equity Method” table in this release. Using the equity method, PVG’s results are reduced to a few line items and the results from oil and gas operations and corporate are therefore highlighted. We believe that this is useful since the oil and gas and corporate segments provide a majority of our cash flow from operations as compared to distributions we receive from PVG. We believe that the financial statements presented using the equity method are less complex and more comparable to those of other oil and gas exploration and production companies.

Impairment Charges

During the fourth quarter of 2008, we incurred approximately $51.8 million of non-cash impairment charges, including:

•	an impairment charge of $31.8 million to reduce to zero all goodwill recorded in conjunction with acquisitions made by PVR Midstream in 2008 and prior years; and

•

an impairment charge to proved oil and gas properties of $20.0 million, including approximately $11 million for Fayetteville Shale properties, approximately $8 million for conventional properties in Oklahoma and approximately $1 million for properties in northern West Virginia.

Capital Resources and Impact of Derivatives

As of December 31, 2008, PVA had outstanding borrowings of $562.0 million, including $230.0 million of convertible senior subordinated notes due 2012 and $332.0 million of borrowings under its $479.0 million revolving credit facility. The $210.0 million increase in outstanding borrowings as compared to the $352.0 million at December 31, 2007 was primarily due to higher spending to fund PVA’s oil and gas capital expenditures during 2008.

As of December 31, 2008, PVR had outstanding borrowings of $568.1 million under its $700 million revolving credit facility. The $156.4 million increase in outstanding borrowings as compared to the $411.7 million as of December 31, 2007 was primarily due to acquisitions and capital expenditures during 2008, partially offset by the net proceeds from a public offering of common units in May 2008.

Consolidated interest expense increased from $11.5 million in the fourth quarter of 2007 to $12.7 million in the fourth quarter of 2008. For full-year 2008, consolidated interest expense was $44.3 million, as compared to $37.4 million for full-year 2007. The increases were due to higher average levels of outstanding borrowings during 2008 as compared to 2007.

Due to decreases in natural gas and crude oil prices experienced during the fourth quarter, the mark-to-market valuation of PVA and PVR open hedging positions resulted in derivatives income of $51.0 million, as compared to derivatives expense of $25.2 million in the prior year quarter. Included in derivatives income for the fourth quarter of 2008 was $27.7 million related to PVA’s oil and gas segment and $23.3 million of derivatives income related to PVR. Cash settlements of derivatives included in these amounts resulted in net cash receipts of $0.7 million during the fourth quarter of 2008, as compared to $5.9 million of net cash payments in the fourth quarter of 2007. Included in the cash settlement of derivatives for the fourth quarter of 2008 was $5.8 million of net cash receipts related to PVA’s oil and gas segment and $5.2 million of net cash payments related to PVR.

Guidance for 2009

See the Guidance Table included in this release for guidance estimates for full-year 2009. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVA’s and PVR’s operating environments change.

Full-Year and Fourth Quarter 2008 Financial and Operational Results Conference Call

A conference call and webcast, during which management will discuss our full-year and fourth quarter 2008 financial and operational results, is scheduled for Thursday, February 12, 2009 at 3:00 p.m. ET. Prepared remarks by A. James Dearlove, President and Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call, or via webcast by logging on to our website at www.pennvirginia.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephonic replay of the call will be available until February 26, 2009 at 11:59 p.m. ET by dialing 1-877-660-6853 and using the following replay pass codes: account #286, conference ID #309180. An on-demand replay of the conference call will be available at our website beginning shortly after the call.

******

Headquartered in Radnor, PA and a member of the S&P SmallCap 600 Index, Penn Virginia Corporation (NYSE: PVA) is an independent natural gas and oil company focused on the exploration, acquisition, development and production of reserves in onshore regions of the U.S., including the East Texas, Mississippi, the Mid-Continent region, the Appalachian Basin and the Gulf Coast of Louisiana and Texas. We also own approximately 77 percent of Penn Virginia GP Holdings, L.P. (NYSE: PVG), the owner of the general partner and the largest unit holder of Penn Virginia Resource Partners, L.P. (NYSE: PVR), a manager of coal and natural resource properties and related assets and the operator of a midstream natural gas gathering and processing business.

For more information, please visit our website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the volatility of commodity prices for natural gas, NGLs, crude oil and coal; our ability to develop and replace oil and gas reserves and the price for which such reserves can be acquired; the relationship between natural gas, NGL, oil and coal prices; the projected demand for and supply of natural gas, NGLs, crude oil and coal; the availability and costs of required drilling rigs, production equipment and materials; our ability to obtain adequate pipeline transportation capacity for our oil and gas production; competition among producers in the oil and natural gas and coal industries generally and among natural gas midstream companies; the extent to which the amount and quality of actual production of our oil and natural gas or PVR’s coal differs from estimated proved oil and gas reserves and recoverable coal reserves; PVR’s ability to generate sufficient cash from its businesses to maintain and pay the quarterly distribution to its general partner and its unitholders; the experience and financial condition of PVR’s coal lessees and natural gas midstream customers, including the lessees’ ability to satisfy their royalty, environmental, reclamation and other obligations to PVR and others; operating risks, including unanticipated geological problems, incidental to our business and to PVR’s coal or natural gas midstream business; PVR’s ability to acquire new coal reserves or natural gas midstream assets and new sources of natural gas supply and connections to third-party pipelines on satisfactory terms; PVR’s ability to retain existing or acquire new natural gas midstream customers and coal lessees; the ability of PVR’s lessees to produce sufficient quantities of coal on an economic basis from PVR’s reserves and obtain favorable contracts for such production; the occurrence of unusual weather or operating conditions including force majeure events; delays in anticipated start-up dates of our oil and natural gas production, of PVR’s lessees’ mining operations and related coal infrastructure projects and new processing plants in PVR’s natural gas midstream business; environmental risks affecting the drilling and producing of oil and gas wells, the mining of coal reserves or the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by us and by PVR or PVR’s lessees; hedging results; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators; uncertainties relating to the outcome of current and future litigation regarding mine permitting; risks and uncertainties relating to general domestic and international economic (including inflation, interest rates and financial and credit markets) and political conditions (including the impact of potential terrorist attacks); and PVG’s ability to generate sufficient cash from its interests in PVR to maintain and pay the quarterly distribution to its general partner and its unitholders.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as the result of new information, future events or otherwise.

PENN VIRGINIA CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS—unaudited

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenues
Natural gas	$73,165	$68,208	$368,801	$262,169
Crude oil	9,087	7,454	46,529	22,439
Natural gas liquids (NGLs)	2,405	2,220	21,292	5,678
Natural gas midstream	95,523	123,079	589,783	433,174
Coal royalties	33,923	20,685	122,834	94,140
Gain (loss) on the sale of property and equipment	91	(20)	31,426	12,416
Other	11,496	6,898	40,186	22,934

Total revenues	225,690	228,524	1,220,851	852,950

Expenses
Cost of midstream gas purchased	76,374	92,293	484,621	343,293
Operating	23,238	20,053	89,891	67,610
Exploration	22,671	4,998	42,436	28,608
Taxes other than income	5,261	5,728	28,586	21,723
General and administrative (excluding equity-based compensation)	17,313	19,110	66,612	61,726
Equity-based compensation—(a)	2,175	1,334	7,882	5,257
Impairments	51,764	181	51,764	2,586
Depreciation, depletion and amortization	58,755	39,700	192,236	129,523

Total expenses	257,551	183,397	964,028	660,326

Operating income (loss)	(31,861)	45,127	256,823	192,624

Other income (expense)
Interest expense	(12,661)	(11,541)	(44,261)	(37,419)
Other	116	1,115	(666)	3,651
Derivatives	50,969	(25,214)	46,582	(47,282)

Income before minority interest and income taxes	6,563	9,487	258,478	111,574

Minority interest	8,184	2,660	60,436	30,319
Income tax (benefit) expense	(1,918)	1,468	73,874	30,501

Net income	$297	$5,359	$124,168	$50,754

Per share data:

Net income per share, basic	$0.01	$0.14	$2.97	$1.33

Net income per share, diluted—(b)	$0.01	$0.14	$2.95	$1.32

Weighted average shares outstanding, basic	41,907	38,805	41,760	38,061
Weighted average shares outstanding, diluted	42,006	39,157	42,031	38,358

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Production
Natural gas (MMcf)	11,624	9,930	41,493	37,802
Crude oil (MBbls)	175	85	506	325
NGLs (MBbls)	92	40	392	136
Total natural gas, crude oil and NGL production (MMcfe)	13,226	10,681	46,881	40,569

Prices
Natural gas ($ per Mcf)	$6.29	$6.87	$8.89	$6.94
Crude oil ($ per Bbl)	$51.93	$87.69	$91.95	$69.04
NGLs ($ per Bbl)	$26.14	$55.50	$54.32	$41.75

(a)—Our equity-based compensation expense includes our stock option expense and the amortization of restricted stock and restricted PVR units related to employee awards in accordance with SFAS No. 123(R), Share-Based Payment.

(b)—Diluted net income per share includes an adjustment to net income for the dilutive effect of PVR’s net income allocated to PVR units that we own and have awarded under PVR’s long-term incentive compensation plan.

PENN VIRGINIA CORPORATION

CONSOLIDATED BALANCE SHEETS—unaudited

(in thousands)

	December 31, 2008	December 31, 2007
Assets
Current assets	$263,518	244,072
Net property and equipment	2,511,175	1,899,014
Other assets	221,859	110,375

Total assets	$2,996,552	$2,253,461

Liabilities and shareholders’ equity
Current liabilities	$247,594	$261,899
Long-term debt of PVA	562,000	352,000
Long-term debt of PVR	568,100	399,153
Other liabilities and deferred taxes	300,397	251,149
Minority interests of subsidiaries	299,671	179,162
Shareholders’ equity	1,018,790	810,098

Total liabilities and shareholders’ equity	$2,996,552	$2,253,461

CONSOLIDATED STATEMENTS OF CASH FLOWS—unaudited

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Cash flows from operating activities
Net income	$297	$5,359	$124,168	$50,754
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	58,755	39,700	192,236	129,523
Impairments	51,764	181	51,764	2,586
Derivative contracts:
Total derivative losses (gains)	(49,618)	26,588	(41,102)	52,157
Cash settlements of derivatives	654	(5,932)	(46,086)	(3,651)
Deferred income taxes	(1,040)	1,438	60,505	23,340
Minority interest	8,184	2,660	60,436	30,319
Loss (gain) on sale of property and equipment	(91)	20	(31,426)	(12,416)
Dry hole and unproved leasehold expense	20,855	4,268	35,847	24,975
Other	5,980	2,043	7,484	4,961

Operating cash flow (see attached table “Certain Non-GAAP Financial Measures”)	95,740	76,325	413,826	302,548
Changes in operating assets and liabilities	11,347	27,724	(30,052)	10,482

Net cash provided by operating activities	107,087	104,049	383,774	313,030

Cash flows from investing activities
Acquisitions	(15,562)	(52,983)	(293,747)	(292,001)
Additions to property and equipment	(193,308)	(112,522)	(585,339)	(421,509)
Other	(435)	642	33,519	30,027

Net cash used in investing activities	(209,305)	(164,863)	(845,567)	(683,483)

Cash flows from financing activities
Dividends paid	(2,361)	(2,129)	(9,398)	(8,499)
Distributions paid to minority interest holders	(18,416)	(13,337)	(64,245)	(49,739)
Borrowings from (repayments of) bank indebtedness	(38,889)	—	7,542	—
Net proceeds from (repayments of) PVA borrowings	152,000	(62,500)	210,000	131,000
Net proceeds from PVR borrowings	10,000	47,500	156,000	193,500
Net proceeds from issuance of PVR partners’ capital	—	—	138,141	—
Net proceeds from issuance of PVA equity	—	135,441	—	135,441
Cash received for stock warrants sold	—	18,187	—	18,187
Cash paid for convertible note hedges	—	(36,817)	—	(36,817)
Other	(785)	(5,807)	7,564	1,569

Net cash provided by financing activities	101,549	80,538	445,604	384,642

Net increase (decrease) in cash and cash equivalents	(669)	19,724	(16,189)	14,189
Cash and cash equivalents—beginning of period	19,007	14,803	34,527	20,338

Cash and cash equivalents—end of period	$18,338	$34,527	$18,338	$34,527

PENN VIRGINIA CORPORATION

QUARTERLY SEGMENT INFORMATION—unaudited

(in thousands except where noted)

	Oil and Gas		Coal and Natural Resource Management	Natural Gas Midstream	Eliminations and Other	Consolidated
	Amount	(per Mcfe)(a)
Three Months Ended December 31, 2008

Production
Total natural gas, crude oil and NGLs (MMcfe)	13,226
Natural gas (MMcf)	11,624
Crude oil (MBbls)	175
NGLs (MBbls)	92
Coal royalty tons (thousands of tons)			8,715
Midstream system throughput volumes (MMcf)				29,768

Revenues
Natural gas	$73,165	$6.29	$—	$—	$—	$73,165
Crude Oil	9,087	51.93	—	—	—	9,087
NGLs	2,405	26.14	—	—	—	2,405
Natural gas midstream	—	—	—	118,875	(23,352)	95,523
Coal royalties	—	—	33,923	—	—	33,923
Gain on the sale of property and equipment	91	—	—	—	—	91
Other	1,191	—	8,394	1,793	118	11,496

Total revenues	85,939	6.50	42,317	120,668	(23,234)	225,690

Expenses
Cost of midstream gas purchased	—	—	—	98,752	(22,378)	76,374
Operating expense	16,089	1.22	2,418	5,706	(975)	23,238
Exploration	22,671	1.71	—	—	—	22,671
Taxes other than income	3,856	0.29	565	676	164	5,261
General and administrative	6,415	0.49	2,826	3,741	6,506	19,488
Impairments	19,963	1.51	—	31,801	—	51,764
Depreciation, depletion and amortization	41,427	3.13	8,072	8,772	484	58,755

Total expenses	110,421	8.35	13,881	149,448	(16,199)	257,551

Operating income (loss)	$(24,482)	$(1.85)	$28,436	$(28,780)	$(7,035)	$(31,861)

Additions to property and equipment and acquisitions	$184,246		$2,084	$22,011	$529	$208,870

	Oil and Gas		Coal and Natural Resource Management	Natural Gas Midstream	Eliminations and Other	Consolidated
	Amount	(per Mcfe)(a)
Three Months Ended December 31, 2007

Production
Total natural gas, crude oil and NGLs (MMcfe)	10,681
Natural gas (MMcf)	9,930
Crude oil (MBbls)	85
NGLs (MBbls)	40
Coal royalty tons (thousands of tons)			7,342
Midstream system throughput volumes (MMcf)				17,047

Revenues
Natural gas	$68,208	$6.87	$—	$—	$—	$68,208
Crude Oil	7,454	87.69	—	—	—	7,454
NGLs	2,220	55.50	—	—	—	2,220
Natural gas midstream	—	—	—	123,079	—	123,079
Coal royalties	—	—	20,685	—	—	20,685
Gain on the sale of property and equipment	(4)	—	9	—	(25)	(20)
Other	(148)	—	5,635	1,489	(78)	6,898

Total revenues	77,730	7.28	26,329	124,568	(103)	228,524

Expenses
Cost of midstream gas purchased	—	—	—	92,293	—	92,293
Operating expense	15,523	1.45	1,403	3,326	(199)	20,053
Exploration	4,998	0.47	—	—	—	4,998
Taxes other than income	4,598	0.43	278	646	206	5,728
General and administrative	5,255	0.49	2,968	2,839	9,382	20,444
Impairment of oil and gas properties	181	0.02	—	—	—	181
Depreciation, depletion and amortization	28,595	2.68	6,047	4,865	193	39,700

Total expenses	59,150	5.54	10,696	103,969	9,582	183,397

Operating income (loss)	$18,580	$1.74	$15,633	$20,599	$(9,685)	$45,127

Additions to property and equipment and acquisitions	$144,915		$45	$18,463	$2,082	$165,505

(a)—Natural gas revenues are shown per Mcf, crude oil and NGL revenues are shown per Bbl, and all other amounts are shown per Mcfe.

PENN VIRGINIA CORPORATION

YEAR-TO-DATE SEGMENT INFORMATION—unaudited

(in thousands except where noted)

	Oil and Gas		Coal and Natural Resource Management	Natural Gas Midstream	Eliminations and Other	Consolidated
	Amount	(per Mcfe)(a)
Year Ended December 31, 2008

Production
Total natural gas, crude oil and NGLs (MMcfe)	46,881
Natural gas (MMcf)	41,493
Crude oil (MBbls)	506
NGLs (MBbls)	392
Coal royalty tons (thousands of tons)			33,690
Midstream system throughput volumes (MMcf)				98,683

Revenues
Natural gas	$368,801	$8.89	$—	$—	$—	$368,801
Crude Oil	46,529	91.95	—	—	—	46,529
NGLs	21,292	54.32	—	—	—	21,292
Natural gas midstream	—	—	—	720,002	(130,219)	589,783
Coal royalties	—	—	122,834	—	—	122,834
Gain on the sale of property and equipment	30,634	—	792	—	—	31,426
Other	2,074	—	29,701	8,251	160	40,186

Total revenues	469,330	10.01	153,327	728,253	(130,059)	1,220,851

Expenses
Cost of midstream gas purchased	—	—	—	612,530	(127,909)	484,621
Operating expense	59,459	1.27	11,940	20,737	(2,245)	89,891
Exploration	42,436	0.91	—	—	—	42,436
Taxes other than income	23,336	0.50	1,680	2,578	992	28,586
General and administrative	21,284	0.45	12,606	14,300	26,304	74,494
Impairments	19,963	0.43	—	31,801	—	51,764
Depreciation, depletion and amortization	132,276	2.82	30,805	27,361	1,794	192,236

Total expenses	298,754	6.37	57,031	709,307	(101,064)	964,028

Operating income (loss)	$170,576	$3.64	$96,296	$18,946	$(28,995)	$256,823

Additions to property and equipment and acquisitions	$607,220		$27,270	$304,758	$(60,162)	$879,086

	Oil and Gas		Coal and Natural Resource Management	Natural Gas Midstream	Eliminations and Other	Consolidated
	Amount	(per Mcfe)(a)
Year Ended December 31, 2007

Production
Total natural gas, crude oil and NGLs (MMcfe)	40,569
Natural gas (MMcf)	37,802
Crude oil (MBbls)	325
NGLs (MBbls)	136
Coal royalty tons (thousands of tons)			32,528
Midstream system throughput volumes (MMcf)				67,810

Revenues
Natural gas	$262,169	$6.94	$—	$—	$—	$262,169
Crude oil	22,439	69.04	—	—	—	22,439
NGLs	5,678	41.75	—	—	—	5,678
Natural gas midstream	—	—	—	433,174	—	433,174
Coal royalties	—	—	94,140	—	—	94,140
Gain on the sale of property and equipment	12,235	—	206	—	(25)	12,416
Other	720	—	17,293	4,632	289	22,934

Total revenues	303,241	7.47	111,639	437,806	264	852,950

Expenses
Cost of midstream gas purchased	—	—	—	343,293	—	343,293
Operating expense	46,713	1.15	8,071	12,893	(67)	67,610
Exploration	28,608	0.71	—	—	—	28,608
Taxes other than income	17,847	0.44	1,110	1,926	840	21,723
General and administrative	16,281	0.40	10,957	11,958	27,787	66,983
Impairment of oil and gas properties	2,586	0.06	—	—	—	2,586
Depreciation, depletion and amortization	87,223	2.15	22,690	18,822	788	129,523

Total expenses	199,258	4.91	42,828	388,892	29,348	660,326

Operating income (loss)	$103,983	$2.56	$68,811	$48,914	$(29,084)	$192,624

Additions to property and equipment and acquisitions	$512,473		$146,960	$47,082	$6,995	$713,510

(a)—Natural gas revenues are shown per Mcf, crude oil and NGL revenues are shown per Bbl, and all other amounts are shown per Mcfe.

PENN VIRGINIA CORPORATION

CERTAIN NON-GAAP FINANCIAL MEASURES—unaudited

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “Operating cash flow”
Net cash provided by operating activities	$107,087	$104,049	$383,774	$313,030
Adjustments:
Changes in operating assets and liabilities	(11,347)	(27,724)	30,052	(10,482)

Operating cash flow (a)	$95,740	$76,325	$413,826	$302,548

Reconciliation of GAAP “Net income” to Non-GAAP “Net income as adjusted”
Net income (loss) as reported	$297	$5,359	$124,168	$50,754
Adjustments for derivatives:
Derivative losses included in operating income	1,351	1,375	5,480	4,875
Derivative losses (gains) included in other income	(50,969)	25,213	(46,582)	47,282
Cash settlements of derivatives	654	(5,932)	(46,086)	(3,651)
Adjustment for impairments	51,764	181	51,764	2,586
Impact of adjustments on minority interest (b)	(3,033)	(9,190)	10,616	(17,991)
Impact of adjustments on income tax (benefit) expense (c)	(85)	(4,014)	9,254	(11,443)

	$(21)	$12,992	$108,614	$72,412
Less: Portion of subsidiary net income allocated to undistributed share-based compensation awards, net of taxes	(40)	(16)	(295)	(186)

Net income (loss) as adjusted (d)	$(61)	$12,976	$108,319	$72,226

Net income (loss) as adjusted per share, diluted	$(0.00)	$0.33	$2.58	$1.88

(a)—Operating cash flow represents net cash provided by operating activities before changes in operating assets and liabilities. We believe that operating cash flow is widely accepted as a financial indicator of an energy company’s ability to generate cash which is used to internally fund investing activities, service debt and pay dividends. Operating cash flow is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the energy industry. Operating cash flow is presented because we believe it is a useful adjunct to net cash provided by operating activities under GAAP. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows, as a measure of liquidity or as an alternative to net income.

(b)—Minority interest for the three months ended December 31, 2008 and 2007 has been adjusted for the effect of incentive distribution rights and reflects the minority interest percentage of net income recognized for the year ended December 31, 2008 and 2007.

(c)—The impact of these adjustments on our income tax (benefit) expense reflects our effective tax rate of 37.3%.

(d)—Net income (loss) as adjusted represents net income (loss) adjusted to exclude the effects of non-cash changes in the fair value of derivatives, the effects of impairments and the effect of PVR’s net income allocated to PVR units that we own and has awarded under PVR's long-term incentive compensation plan. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry, as well as companies within the natural gas midstream industry. We use this information for comparative purposes within these industries. Net income (loss) as adjusted is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income.

PENN VIRGINIA CORPORATION

CONVERSION TO NON-GAAP EQUITY METHOD—unaudited

(in thousands)

Reconciliation of GAAP “Income Statements As Reported” to Non-GAAP “Income Statements As Adjusted” (a):

	Three Months Ended December 31 2008			Three Months Ended December 31 2007
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Revenues
Natural gas	$73,165	$—	$73,165	$68,208	$—	$68,208
Crude oil	9,087	—	9,087	7,454	—	7,454
NGLs	2,405	—	2,405	2,220	—	2,220
Natural gas midstream	95,523	(95,523)	—	123,079	(123,079)	—
Coal royalties	33,923	(33,923)	—	20,685	(20,685)	—
Gain (loss) on the sale of property and equipment	91	—	91	(20)	(9)	(29)
Other	11,496	(10,187)	1,309	6,898	(7,124)	(226)

Total revenues	225,690	(139,633)	86,057	228,524	(150,897)	77,627

Expenses
Cost of midstream gas purchased	76,374	(76,374)	—	92,293	(92,293)	—
Operating	23,238	(7,150)	16,088	20,053	(4,729)	15,324
Exploration	22,671	—	22,671	4,998	—	4,998
Taxes other than income	5,261	(1,241)	4,020	5,728	(924)	4,804
General and administrative	19,488	(6,919)	12,569	20,444	(6,707)	13,737
Impairments	51,764	(31,801)	19,963	181	—	181
Depreciation, depletion and amortization	58,755	(16,844)	41,911	39,700	(10,912)	28,788

Total expenses	257,551	(140,329)	117,222	183,397	(115,565)	67,832

Operating income (loss)	(31,861)	696	(31,165)	45,127	(35,332)	9,795

Other income (expense)
Interest expense	(12,661)	7,306	(5,355)	(11,541)	5,496	(6,045)
Derivatives	50,969	(23,261)	27,708	(25,214)	24,641	(573)
Equity earnings in PVG and PVR	—	7,408	7,408	—	3,529	3,529
Other	116	(333)	(217)	1,115	(994)	121

Income (loss) before minority interest and income taxes	6,563	(8,184)	(1,621)	9,487	(2,660)	6,827

Minority interest	8,184	(8,184)	—	2,660	(2,660)	—
Income tax (benefit) expense	(1,918)	—	(1,918)	1,468	—	1,468

Net income	$297	$—	$297	$5,359	$—	$5,359

	Year Ended December 31, 2008			Year Ended December 31 2007
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Revenues
Natural gas	$368,801	$—	$368,801	$262,169	$—	$262,169
Crude oil	46,529	—	46,529	22,439	—	22,439
NGLs	21,292	—	21,292	5,678	—	5,678
Natural gas midstream	589,783	(589,783)	—	433,174	(433,174)	—
Coal royalties	122,834	(122,834)	—	94,140	(94,140)	—
Gain (loss) on the sale of property and equipment	31,426	(792)	30,634	12,416	(206)	12,210
Other	40,186	(37,952)	2,234	22,934	(21,925)	1,009

Total revenues	1,220,851	(751,361)	469,490	852,950	(549,445)	303,505

Expenses
Cost of midstream gas purchased	484,621	(484,621)	—	343,293	(343,293)	—
Operating	89,891	(30,367)	59,524	67,610	(20,964)	46,646
Exploration	42,436	—	42,436	28,608	—	28,608
Taxes other than income	28,586	(4,258)	24,328	21,723	(3,040)	18,683
General and administrative	74,494	(28,976)	45,518	66,983	(25,393)	41,590
Impairments	51,764	(31,801)	19,963	2,586	—	2,586
Depreciation, depletion and amortization	192,236	(58,166)	134,070	129,523	(41,512)	88,011

Total expenses	964,028	(638,189)	325,839	660,326	(434,202)	226,124

Operating income (loss)	256,823	(113,172)	143,651	192,624	(115,243)	77,381

Other income (expense)
Interest expense	(44,261)	24,672	(19,589)	(37,419)	17,338	(20,081)
Derivatives	46,582	(16,837)	29,745	(47,282)	45,568	(1,714)
Equity earnings in PVG and PVR	—	42,162	42,162	—	24,257	24,257
Other	(666)	2,739	2,073	3,651	(2,239)	1,412

Income before minority interest and income taxes	258,478	(60,436)	198,042	111,574	(30,319)	81,255

Minority interest	60,436	(60,436)	—	30,319	(30,319)	—
Income tax expense	73,874	—	73,874	30,501	—	30,501

Net income	$124,168	$—	$124,168	$50,754	$—	$50,754

(a)—Equity method income statements represent consolidated income statements, minus 100% of PVG’s consolidated results of operations, plus minority interest which represents the portion of PVG’s consolidated results of operations that we do not own. We believe equity method income statements provide useful information to allow the public to more easily discern PVG’s effect on our operations.

PENN VIRGINIA CORPORATION

CONVERSION TO NON-GAAP EQUITY METHOD —unaudited (continued)

(in thousands)

Reconciliation of GAAP “Balance Sheet As Reported” to Non-GAAP “Balance Sheet As Adjusted” (a):

	December 31 2008			December 31, 2007
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Assets
Current assets	$263,518	$(118,246)	$145,272	$244,072	$(114,707)	$129,365
Net property and equipment	2,511,175	(895,119)	1,616,056	1,899,014	(731,282)	1,167,732
Equity investment in PVG and PVR	—	238,852	238,852	—	202,297	202,297
Other assets	221,859	(206,256)	15,603	110,375	(96,262)	14,113

Total assets	$2,996,552	$(980,769)	$2,015,783	$2,253,461	$(739,954)	$1,513,507

Liabilities and shareholders’ equity
Current liabilities	$247,594	$(81,855)	$165,739	$261,899	$(133,918)	$127,981
Long-term debt of PVA	562,000	—	562,000	352,000	—	352,000
Long-term debt of PVR	568,100	(568,100)	—	399,153	(399,153)	—
Other liabilities and deferred taxes	300,397	(31,143)	269,254	251,149	(27,721)	223,428
Minority interests of subsidiaries	299,671	(299,671)	—	179,162	(179,162)	—
Shareholders' equity	1,018,790	—	1,018,790	810,098	—	810,098

Total liabilities and shareholders’ equity	$2,996,552	$(980,769)	$2,015,783	$2,253,461	$(739,954)	$1,513,507

Reconciliation of GAAP “Statement of Cash Flows As Reported” to Non-GAAP “Statement of Cash Flows As Adjusted” (b):

	Three Months Ended December 31 2008			Three Months Ended December 31 2007
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Cash flows from operating activities
Net income	$297	$—	$297	$5,359	$—	$5,359
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	58,755	(16,844)	41,911	39,700	(10,912)	28,788
Impairments	51,764	(31,801)	19,963	181	—	181
Derivative contracts:
Total derivative losses (gains)	(49,618)	21,909	(27,709)	26,588	(25,804)	784
Cash settlements of derivatives	654	5,187	5,841	(5,932)	8,816	2,884
Minority interest	8,184	(8,184)	—	2,660	(2,660)	—
Investment in PVG and PVR	—	(7,408)	(7,408)	—	(3,529)	(3,529)
Loss (gain) on the sale of property and equipment	(91)	—	(91)	20	—	20
Cash distributions from PVG and PVR	—	11,571	11,571	—	9,789	9,789
Other	25,796	(2,631)	23,165	7,749	(385)	7,364

Operating cash flow	95,741	(28,201)	67,540	76,325	(24,685)	51,640
Changes in operating assets and liabilities	11,346	(4,299)	7,047	27,724	(6,798)	20,926

Net cash provided by (used in) operating activities	107,087	(32,500)	74,587	104,049	(31,483)	72,566

Cash flows from investing activities
Acquisitions	(15,562)	7,345	(8,217)	(52,983)	31,038	(21,945)
Additions to property and equipment	(193,308)	16,750	(176,558)	(112,522)	18,468	(94,054)
Other	(435)	658	223	642	(661)	(19)

Net cash provided by (used in) investing activities	(209,305)	24,753	(184,552)	(164,863)	48,845	(116,018)

Cash flows from financing activities
Dividends paid	(2,361)	—	(2,361)	(2,129)	—	(2,129)
Distributions paid to minority interest holders	(18,416)	18,416	—	(13,337)	13,337	—
Borrowings from bank indebtedness	(38,889)	—	(38,889)	—	—	—
Net proceeds from (repayments of) PVA borrowings	152,000	—	152,000	(62,500)	—	(62,500)
Net proceeds from (repayments of) PVR borrowings	10,000	(10,000)	—	47,500	(47,500)	—
Net proceeds from issuance of PVR partners’ capital	—	—	—	—	—	—
Net proceeds from issuance of PVA equity	—	—	—	135,441	—	135,441
Cash received for stock warrants sold	—	—	—	18,187	—	18,187
Cash paid for convertible note hedges	—	—	—	(36,817)	—	(36,817)
Other	(785)	—	(785)	(5,807)	263	(5,544)

Net cash provided by (used in) financing activities	101,549	8,416	109,965	80,538	(33,900)	46,638

Net increase (decrease) in cash and cash equivalents	(669)	669	—	19,724	(16,538)	3,186
Cash and cash equivalents-beginning balance	19,007	(19,007)	—	14,803	(13,965)	838

Cash and cash equivalents-ending balance	$18,338	$(18,338)	$—	$34,527	$(30,503)	$4,024

	Year Ended December 31 2008			Year Ended December 31 2007
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Cash flows from operating activities
Net income	$124,168	$—	$124,168	$50,754	$—	$50,754
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	192,236	(58,166)	134,070	129,523	(41,512)	88,011
Impairments	51,764	(31,801)	19,963	2,586	—	2,586
Derivative contracts:
Total derivative losses (gains)	(41,102)	11,357	(29,745)	52,157	(50,163)	1,994
Cash settlements of derivatives	(46,086)	38,466	(7,620)	(3,651)	17,779	14,128
Minority interest	60,436	(60,436)	—	30,319	(30,319)	—
Investment in PVG and PVR	—	(42,162)	(42,162)	—	(24,257)	(24,257)
Gain on the sale of property and equipment	(31,426)	—	(31,426)	(12,416)	—	(12,416)
Cash distributions from PVG and PVR	—	44,018	44,018	—	29,840	29,840
Other	103,836	(1,421)	102,415	53,275	452	53,727

Operating cash flow	413,826	(100,145)	313,681	302,547	(98,180)	204,367
Changes in operating assets and liabilities	(30,052)	6,976	(23,076)	10,483	1,540	12,023

Net cash provided by operating activities	383,774	(93,169)	290,605	313,030	(96,640)	216,390

Cash flows from investing activities
Acquisitions	(293,747)	260,376	(33,371)	(292,001)	176,917	(115,084)
Additions to property and equipment	(585,339)	71,652	(513,687)	(421,509)	48,123	(373,386)
Other	33,519	(998)	32,521	30,027	(858)	29,169

Net cash used in investing activities	(845,567)	331,030	(514,537)	(683,483)	224,182	(459,301)

Cash flows from financing activities
Dividends paid	(9,398)	—	(9,398)	(8,499)	—	(8,499)
Distributions paid to minority interest holders	(64,245)	64,245	—	(49,739)	49,739	—
Borrowings from bank indebtedness	7,542		7,542	—	—	—
Net proceeds from PVA borrowings	210,000	—	210,000	131,000	—	131,000
Net proceeds from (repayments of) PVR borrowings	156,000	(156,000)	—	193,500	(193,500)	—
Net proceeds from issuance of PVR partners’ capital	138,141	(138,141)	—	—	—	—
Net proceeds from issuance of PVA equity	—	—	—	135,441	—	135,441
Cash received for stock warrants sold	—	—	—	18,187	—	18,187
Cash paid for convertible note hedges	—	—	—	(36,817)	—	(36,817)
Other	7,564	4,200	11,764	1,569	(597)	972

Net cash provided by financing activities	445,604	(225,696)	219,908	384,642	(144,358)	240,284

Net increase (decrease) in cash and cash equivalents	(16,189)	12,165	(4,024)	14,189	(16,816)	(2,627)
Cash and cash equivalents-beginning balance	34,527	(30,503)	4,024	20,338	(13,687)	6,651

Cash and cash equivalents-ending balance	$18,338	$(18,338)	$—	$34,527	$(30,503)	$4,024

(a)—Equity method balance sheets represent consolidated balance sheets, minus 100% of PVG’s consolidated balance sheets, excluding minority interest which represents the portion of PVG’s consolidated balance sheet that we do own and including other adjustments to eliminate inter-company transactions. We believe equity method balance sheets provide useful information to allow the public to more easily discern PVG’s effect on our assets, liabilities and shareholders’ equity.

(b)—Equity method statements of cash flows represent consolidated statements of cash flows, minus 100% of PVG’s consolidated statements of cash flows, excluding minority interest which represents the portion of PVG’s consolidated results of operations that we do not own and including other adjustments to eliminate inter-company transactions. We believe equity method statements of cash flows provide useful information to allow the public to more easily discern PVG’s effect on our cash flows.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE—unaudited

(dollars in millions except where noted)

We are providing the following guidance regarding financial and operational results for 2008 and expectations for 2009.

	Actual					Full-Year 2009 Guidance
	First Quarter 2008	Second Quarter 2008	Third Quarter 2008	Fourth Quarter 2008	YTD 2008
Oil & Gas Segment:
Production:
Natural gas (Bcf) (a)	9.8	10.1	10.0	11.6	41.5	43.8		—	45.2
Crude oil (MBbls)	95	119	117	175	506	575		—	625
NGLs (MBbls)	34	109	157	92	392	625		—	675
Equivalent production (Bcfe)	10.6	11.4	11.7	13.2	46.9	51.0		—	53.0

Equivalent daily production (MMcfe per day)	115.6	125.7	127.2	143.5	128.1	139.7		—	145.2

Expenses:
Cash operating expenses ($ per Mcfe)	$2.34	2.30	2.29	1.99	2.22	2.00		—	2.10
Exploration	$4.7	6.7	8.3	22.7	42.4	20.0		—	25.0
Depreciation, depletion and amortization ($ per Mcfe)	$2.53	2.76	2.79	3.13	2.82	2.80		—	3.00
Impairments	—	—	—	20.0	20.0

Capital expenditures:
Development drilling	$79.1	96.1	145.6	160.6	481.4	210.0		—	220.0
Exploratory drilling	$5.4	6.1	6.6	5.7	23.8	4.0		—	7.0
Pipeline, gathering, facilities	$4.9	8.8	14.3	8.8	36.8	6.0		—	13.0
Seismic	$0.7	0.3	1.7	1.5	4.2	3.0		—	5.0
Lease acquisition, field projects and other	$4.6	15.1	67.7	8.1	95.5	2.0		—	5.0
Total segment capital expenditures	$94.7	126.4	235.9	184.7	641.7	225.0		—	250.0

Coal and Natural Resource Segment (PVR):
Coal royalty tons (millions)	7.7	8.8	8.5	8.7	33.7	33.5		—	35.0

Revenues:
Average coal royalties per ton	$3.14	3.58	3.92	3.89	3.65	3.50		—	3.65
Other	$6.3	7.4	8.4	8.4	30.5	23.0		—	25.0
Expenses:
Cash operating expenses	$6.3	7.5	6.6	5.8	26.2	24.0		—	25.0
Depreciation, depletion and amortization	$6.4	7.5	8.8	8.1	30.8	32.0		—	33.0

Capital expenditures:
Expansion and acquisitions	$0.1	24.6	0.5	1.9	27.1	4.0		—	5.0
Other capital expenditures	$—	—	—	0.2	0.2	1.0		—	2.0
Total segment capital expenditures	$0.1	24.6	0.5	2.1	27.3	5.0		—	7.0

Natural Gas Midstream Segment (PVR):
System throughput volumes (MMcf per day) (b)	190	262	302	324	270	350		—	375

Expenses:
Cash operating expenses	$8.1	8.9	10.5	10.1	37.6	52.0		—	54.0
Depreciation, depletion and amortization	$5.1	5.4	8.1	8.8	27.4	38.0		—	40.0
Impairments	$—	—	—	31.8	31.8

Capital expenditures:
Expansion and acquisitions	$16.4	86.3	196.6	19.5	318.8	46.0		—	49.0
Maintenance capital expenditures	$3.1	3.9	3.8	3.7	14.5	14.0		—	16.0
Total segment capital expenditures	$19.5	90.2	200.4	23.2	333.3	60.0		—	65.0

Corporate and Other:
General and administrative expense—PVA	$5.9	6.6	5.6	6.1	24.2	19.0		—	21.0
General and administrative expense—PVG	$0.6	0.6	0.5	0.4	2.1	2.0		—	2.5
Interest expense:
PVA end of period debt outstanding	$406.0	435.0	410.0	562.0	562.0
PVA average interest rate	4.6%	4.1%	4.1%	4.2%	4.2%
Percentage capitalized	12.2%	12.7%	10.8%	8.9%	10.7%	(c	)
PVR end of period debt outstanding	$413.7	381.2	558.1	568.1	568.1
PVR average interest rate	5.3%	4.4%	4.5%	4.5%	4.6%

Minority interest in PVG and PVR	$20.1	3.9	28.3	8.2	60.5	(d	)
Income tax rate	44%	64%	39%	118%	37%	(e	)
Cash distributions received from PVG and PVR	$10.4	10.9	10.9	11.5	43.7	(f	)
Other capital expenditures	$0.3	0.2	0.7	0.1	1.3	1.0		—	2.0

These estimates are meant to provide guidance only and are subject to change as PVA’s and PVR’s operating environments change.

See Notes on subsequent pages.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE—unaudited—(continued)

(dollars in millions except where noted)

Notes to Guidance Table:

(a) The following table shows our current derivative positions for natural gas production in the oil and gas segment as of December 31, 2008:

	Average Volume Per Day		Weighted Average Price
			Sold Put	Purchased Put / Floor	Sold Call / Ceiling
Natural Gas Three-way Collars (1)	(in MMBtu	)	(per MMBtu)
First Quarter 2009	65,000		$6.00	$8.67	$11.68
Second Quarter 2009	40,000		$6.38	$8.75	$10.79
Third Quarter 2009	40,000		$6.38	$8.75	$10.79
Fourth Quarter 2009	30,000		$6.83	$9.50	$13.60
First Quarter 2010	30,000		$6.83	$9.50	$13.60

Crude Oil Three-way Collars (1)	(in barrels	)	(per barrel)
First Quarter 2009	500		$80.00	$110.00	$179.00
Second Quarter 2009	500		$80.00	$110.00	$179.00
Third Quarter 2009	500		$80.00	$110.00	$179.00
Fourth Quarter 2009	500		$80.00	$110.00	$179.00

We estimate that, excluding the derivative positions described above, for every $1.00 per MMBtu increase or decrease in the natural gas price, oil and gas segment operating income in 2009 would increase or decrease by approximately $41 million. In addition, we estimate that for every $5.00 per barrel increase or decrease in the oil price, oil and gas segment operating income in 2009 would increase or decrease by approximately $4 million. This assumes that crude oil prices, natural gas prices and inlet volumes remain constant at forecasted levels. These estimated changes in gross margin and operating income exclude potential cash receipts or payments in settling these derivative positions.

(1) A three-way collar is a combination of options: a sold call, a purchased put and a sold put. The sold call establishes the maximum price that we will receive for the contracted commodity volumes. The purchased put establishes the minimum price that we will receive for the contracted volumes unless the market price for the commodity falls below the sold put strike price, at which point the minimum price equals the reference price (i.e., NYMEX) plus the excess of the purchased put strike price over the sold put strike price.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE—unaudited—(continued)

(dollars in millions except where noted)

(b) The costless collar natural gas prices per MMBtu per quarter include the effects of basis differentials, if any. The following table shows current derivative positions for natural gas production in PVR's natural gas midstream segment as of December 31, 2008:

	Average Volume Per Day		Weighted Average Price
			Sold Put	Purchased Put / Floor	Sold Call / Ceiling
Crude Oil Three-Way Collar	(in barrels	)	(per barrel)
First Quarter 2009 through Fourth Quarter 2009	1,000		$70.00	$90.00	$119.25

Frac Spread Collar (1)	(in MMBtu	)	(per MMBtu)
First Quarter 2009 through Fourth Quarter 2009	6,000			$9.09	$13.94

We estimate that, excluding the derivative positions described above, for every $1.00 per MMBtu increase or decrease in the natural gas price, natural gas midstream gross margin and operating income in 2009 would decrease or increase by approximately $4.7 million. In addition, we estimate that for every $5.00 per barrel increase or decrease in the oil price, natural gas midstream gross margin and operating income in 2009 would increase or decrease by approximately $4.6 million. This assumes that crude oil prices, natural gas prices and inlet volumes remain constant at forecasted levels. These estimated changes in gross margin and operating income exclude potential cash receipts or payments in settling these derivative positions.

(1)—PVR’s frac spread is the spread between the purchase price for the natural gas PVR purchases from producers and the sale price for the NGLs that PVR sells after processing. PVR hedges against the variability in its frac spread by entering into swap derivative contracts to sell NGLs forward at a predetermined swap price and to purchase an equivalent volume of natural gas forward on an MMBtu basis.

(c ) We capitalize a portion of interest expense incurred to recognize the carrying cost of certain unproved properties as required by GAAP.

(d ) We control the general partner of PVG and owns a 77 percent limited partner interest in PVG. PVG's operating results are included in our consolidated financial statements and minority interest reflected the 23 percent of PVG owned by parties other than us.

(e ) Actual income tax expense for the second and fourth quarters of 2008 include certain adjustments related to the recognition of FIN 48 settlements and return to provision amounts. Our federal and state statutory income tax rates, net of federal income tax benefit, approximate 39%. Deferred federal and state income taxes in 2009 are expected to comprise a significant proportion of our income tax expense (benefit) for the full year.

(f ) 2008 amounts received are dependent primarily upon distributions paid by PVG.